                                   EXHIBIT 2.1

                               PURCHASE AGREEMENT

                                   MADE AS OF

                               NOVEMBER 15, 1998,

                                     BETWEEN

                                  CONCAP, INC.,
                                     BUYER,

                                       AND

                          TROXTEL HOLDING COMPANY, LLC,
                                     SELLER

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    DEFINITIONS.                                                              1
---------------------------------------------------------------------------------

1.1.        "APPLICABLE CONTRACT"                                               1
1.2.        "BEST EFFORTS"                                                      1
1.3.        "BREACH"                                                            1
1.4.        "BUYER"                                                             1
1.5.        "BUYER'S STOCK"                                                     1
1.6.        "CLOSING"                                                           1
1.7.        "CLOSING DATE"                                                      2
1.8.        "CONSENT"                                                           2
1.9.        "CONTEMPLATED TRANSACTIONS"                                         2
1.10.        "CONTRACT"                                                         2
1.11.        "DAMAGES"                                                          2
1.12.        "DISCLOSURE SCHEDULE"                                              2
1.13.        "ENCUMBRANCE"                                                      2
1.14.        "ENVIRONMENTAL REQUIREMENTS"                                       2
1.15.        "ERISA"                                                            2
1.16.        "FACILITIES"                                                       3
1.17.        "GAAP"                                                             3
1.18.        "GOVERNMENTAL AUTHORIZATION"                                       3
1.19.        "GOVERMANTAL BODY"                                                 3
1.20.        "IRC"                                                              3
1.21.        "IRS"                                                              3
1.22.        "KNOWLEDGE"                                                        3
1.23.        "LEGAL REQUIREMENT"                                                4
1.24.        "OPERATING INCOME"                                                 4
1.25.        "ORDER"                                                            5
1.26.        "ORDINARY COURSE OF BUSINESS"                                      5
1.27.        "ORGANIZATIONAL DOCUMENTS"                                         5
1.28.        "PERSON"                                                           5
1.29.        "PLAN"                                                             6
1.30.        "PROCEEDING"                                                       6
1.31.        "RELATED PERSON"                                                   6
1.33.        "REPRESENATIVE"                                                    6
1.34.        "SECURITIES ACT"                                                   6
1.35.        "SELLER"                                                           6
1.36.        "TAX RETURN"                                                       6
1.37.        "THREATENED"                                                       6


2.    TRANSFER OF INTEREST; REIMBURSEMENT AMOUNT; CLOSING.                      6
---------------------------------------------------------------------------------


2.1.        INTEREST.                                                           6
----        --------
2.2.        BUYER'S STOCK.                                                      6
----        -------------
2.3.        CLOSING.                                                            6
----        -------
2.4.        CLOSING OBLIGATIONS.                                                7
----        -------------------


3.    REPRESENTATIONS AND WARRANTIES OF SELLER.                                 7
---------------------------------------------------------------------------------

3.1.        ORGANIZATION AND GOOD STANDING.                                     8
----        ------------------------------
3.2.        AUTHORITY; NO CONFLICT.                                             8
----        ----------------------
3.3.        CAPITALIZATION.                                                     9
----        --------------

3.4.        FINANCIAL STATEMENTS.                                               9
----        --------------------
3.5.        BOOKS AND RECORDS.                                                 10
----        -----------------
3.6.        TITLE TO PROPERTIES; ENCUMBRANCES.                                 10
----        ---------------------------------
3.7.        NO UNDISCLOSED LIABILITIES.                                        11
----        --------------------------
3.8.        TAXES.                                                             11
----        -----
3.9.        NO MATERIAL ADVERSE CHANGE.                                        11
----        --------------------------
3.10.        EMPLOYEE BENEFITS MATTERS.                                        12
-----        -------------------------
3.11.        COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.  13
-----        ---------------------------------------------------------------
3.12.        LEGAL PROCEEDINGS; ORDERS.                                        14
-----        -------------------------
3.13.        ABSENCE OF CERTAIN CHANGES AND EVENTS.                            15
-----        -------------------------------------
3.14.        CONTRACTS; NO DEFAULTS.                                           16
-----        ----------------------
3.15.        INSURANCE.                                                        17
-----        ---------
3.16.        ENVIRONMENTAL MATTERS.                                            18
-----        ---------------------
3.17.        EMPLOYEE MATTERS.                                                 18
-----        ----------------
3.18.        INTELLECTUAL PROPERTY RIGHTS OF SELLER.                           18
-----        --------------------------------------
3.19.        CERTAIN PAYMENTS.                                                 20
-----        ----------------
3.20.        DISCLOSURE.                                                       20
-----        ----------
3.21.        BROKERS OR FINDERS.                                               21
-----        ------------------
3.22.        FAIRNESS OPINION.                                                 21
-----        ----------------


4.    REPRESENTATIONS AND WARRANTIES OF BUYER.                                 21
---------------------------------------------------------------------------------

4.1.        ORGANIZATION AND GOOD STANDING.                                    21
----        ------------------------------
4.2.        AUTHORITY.                                                         21
----        ---------
4.3.        INVESTMENT INTENT.                                                 21
----        -----------------
4.4.        CERTAIN PROCEEDINGS.                                               21
----        -------------------
4.5.        BROKERS OR FINDERS.                                                21
----        ------------------


5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE.                               22
---------------------------------------------------------------------------------


5.1.        ACCESS AND INVESTIGATION.                                          22
----        ------------------------
5.2.        OPERATION OF THE BUSINESS OF SELLER.                               22
----        -----------------------------------
5.3.        NEGATIVE COVENANT.                                                 22
----        -----------------
5.4.        REQUIRED APPROVALS.                                                22
----        ------------------
5.5.        NOTIFICATION.                                                      23
----        ------------
5.6.        NO NEGOTIATION.                                                    23
----        --------------
5.7.        BANK ACCOUNT SIGNATURE AUTHORITY.                                  23
----        --------------------------------


6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE.                                23
---------------------------------------------------------------------------------


6.1.        APPROVALS OF GOVERNMENTAL BODIES/THIRD PARTY CONSENTS.             23
----        -----------------------------------------------------


7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.                     24
---------------------------------------------------------------------------------


7.1.        ACCURACY OF REPRESENTATIONS.                                       24
----        ---------------------------
7.2.        SELLER'S PERFORMANCE.                                              24
----        --------------------
7.3.        CONSENTS.                                                          24
----        --------
7.4.        ADDITIONAL DOCUMENTS.                                              24
----        --------------------
7.5.        NO PROCEEDINGS.                                                    25
----        --------------
7.6.        NO CLAIM REGARDING INTEREST OWNERSHIP OR SALE PROCEEDS.            25
----        ------------------------------------------------------
7.7.        NO PROHIBITION.                                                    25
----        --------------

7.8.        EMPLOYMENT AGREEMENT.                                              25
----        --------------------


8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.                    25
---------------------------------------------------------------------------------


8.1.        ACCURACY OF REPRESENTATIONS.                                       25
----        ---------------------------
8.2.        BUYER'S PERFORMANCE.                                               25
----        -------------------
8.3.        CONSENTS.                                                          25
----        --------
8.4.        ADDITIONAL DOCUMENTS.                                              26
----        --------------------
8.5.        NO INJUNCTION.                                                     26
----        -------------


9.    TERMINATION.                                                             26
---------------------------------------------------------------------------------

9.1.        TERMINATION EVENTS.                                                26
----        -------------------

9.2.        EFFECT OF TERMINATION.                                             26
----        ----------------------


10.   INDEMNIFICATION; REMEDIES.                                               27
---------------------------------------------------------------------------------

10.1.         AGREEMENT BY SELLER TO INDEMNIFY.                                27
-----         --------------------------------
10.2.         AGREEMENTS BY BUYER TO INDEMNIFY.                                28
-----         --------------------------------
10.3.         MATTERS INVOLVING THIRD PARTIES.                                 29
-----         -------------------------------


11.   POST-CLOSING AGREEMENTS.                                                 29
---------------------------------------------------------------------------------

11.1.         CONSISTENCY IN REPORTING.                                        29
-----         ------------------------
11.2.         FUNDING OF SELLER BY BUYER.                                      30
-----         --------------------------
11.3.         PERFORMANCE OF SELLER.                                           30
-----         ---------------------
11.4.         REMEDIES FOR BREACH OF AGREEMENT BY BUYER.                       30
-----         -----------------------------------------
11.5.         REMEDIES FOR BREACH OF AGREEMENT BY SELLER.                      30
-----         ------------------------------------------


12.   GENERAL PROVISIONS.                                                      31
---------------------------------------------------------------------------------

12.1.         EXPENSES.                                                        31
-----         --------
12.2.         PUBLIC ANNOUNCEMENTS.                                            31
-----         --------------------
12.3.         CONFIDENTIALITY.                                                 31
-----         ---------------
12.4.         NOTICES.                                                         32
-----         -------
12.5.         JURISDICTION; SERVICE OF PROCESS.                                32
-----         --------------------------------
12.6.         FURTHER ASSURANCES.                                              32
-----         ------------------
12.7.         WAIVER.                                                          32
-----         ------
12.8.         ENTIRE AGREEMENT AND MODIFICATION.                               33
-----         ---------------------------------
12.9.         DISCLOSURE SCHEDULE.                                             33
-----         -------------------
12.10.          ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS.             33
------          -------------------------------------------------
12.11.          SEVERABILITY.                                                  34
------          ------------
12.12.          SECTION HEADINGS; CONSTRUCTION.                                34
------          ------------------------------
12.13.          TIME OF ESSENCE.                                               34
------          ---------------
12.14.          GOVERNING LAW.                                                 34
------          -------------
12.15.          COUNTERPARTS.                                                  34
------          ------------

                                            DRAFT:  FOR DISCUSSION PURPOSES ONLY


                            STOCK PURCHASE AGREEMENT

       THIS PURCHASE AGREEMENT ("Agreement") is made as of November 15, 1998, by CONCAP, Inc., a Texas corporation, ("Buyer"), and Troxtel Holding Company, LLC, d/b/a Temporary Help Connection, a Michigan company ("Seller").

                                    RECITALS:

       Seller desire to sell, and Buyer desires to purchase, one hundred percent (100%) interest of Seller's corporation (the "Interest"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

       The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS.

       For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.:

       1.1. "Applicable Contract" - any Contract (i) under which Seller has or may acquire any rights; (ii) under which Seller has or may become subject to any obligation or liability or (iii) by which Seller or any of the assets owned or used by it is or may become bound.

       1.2. "Best Efforts" - the efforts that a prudent Person desirous of achieving a result would reasonably use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

       1.3. "Breach" - a "Breech" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision or
(ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

       1.4.  "Buyer" - as defined in the first paragraph of this Agreement.

       1.5. "Buyer's Stock" - 900,000 restricted shares of Seller's capital stock.

       1.6.  "Closing" - as defined in Section 2.4.

       1.7. "Closing Date" - the date and time as of which the Closing actually takes place.

       1.8. "Consent" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

       1.9. "Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

       A.    The transfer of the Interest by Seller to Buyer;

       B. The execution, delivery, and performance of the Closing Obligations set forth in Section 2.5;

       C. The performance by Buyer and Seller of their respective covenants and obligations under this Agreement;

       D. Buyer's acquisition and ownership of the Interest and exercise of control over the Seller; and

       E.    The transfer of Buyer's Stock to Seller.

       1.10. "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

       1.11. "Damages" - any loss, liability, claim, damages (including, without limitation, incidental and consequential damages), expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third party.

       1.12. "Disclosure Schedule" - the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

       1.13. "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

       1.14. "Environmental Requirements" - means federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

       1.15. "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

       1.16. "Facilities" - any real property, leaseholds, or other interests currently or formerly owned or operated by Seller and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by Seller.

       1.17. "GAAP" generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Section 3.4. were prepared.

       1.18. "Governmental Authorization" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

       1.19. "Governmental Body" - any:

             A. Nation, state, county, city, town, village, district, or other jurisdiction of any nature;

             B. Federal, state, local, municipal, foreign, or other government;

             C. Governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

             D. Multi-national organization or body; or

             E. Body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

       1.20. "IRC" - the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

       1.21. "IRS" - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

       1.22. "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

       A.    Such individual is actually aware of such fact or other matter; or

       B. A prudent individual given his position with Seller could be expected to discover or otherwise become aware of such fact or other matter.

       C. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer within the last five (5) years, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

       1.23. "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

       1.24. "Operating Income" - means the net income of Seller determined in accordance with GAAP before income taxes and after all other charges except:

       A. Unless otherwise approved by Buyer, any general and administrative expense (i.e., allocation of Seller's general corporate overhead) attributable to the Seller and all subsidiaries of Seller that is not directly related to the operation of Seller in the Ordinary Course of Business; provided, however, Operating Income shall include reimbursement by Seller of expenses at a fair market price mutually agreed to by Buyer and Seller for expenses previously incurred by Seller, but that have for administrative convenience or efficiency reasons been centralized with Buyer; and

       B. Any amortization of goodwill of Seller and all Subsidiaries of Seller.

       C. In the event that certain expenses incurred by the Seller are for the principal or partial benefit of Seller or other subsidiaries of Seller, then the parties hereto shall endeavor to track and determine in a fair and equitable manner that portion of such expenses that should fairly and reasonably be allocated to Seller or such other subsidiaries of Seller, and therefore not included in arriving at Operating Income for purposes of this Agreement.

       1.25. "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

       1.26. "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

       A. Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

       B. Such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

       C. Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

       1.27. "Organizational Documents" - (i) the Articles or Certificate of Incorporation and the Bylaws of a corporation; (ii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (iii) any amendment to any of the foregoing.

       1.28. "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

       1.29. "Plan" - as defined in Section 3.10.1.

       1.30. "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

       1.31. "Related Person" - with respect to a particular individual:

       A.    Each other member of such individual's Family;

       B. Any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

       C. Any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

       D. Any Person with respect to which such individual or one (1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

       With respect to a specified Person other than an individual:

       A. Any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

       B.    Any Person that holds a Material Interest in such specified Person;

       C. Each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

       D.    Any Person in which such specified Person holds a Material
Interest;

       E. Any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

       Any Related Person of any individual described in clause B. or C.

       For purposes of this definition, (i) the "Family" of an individual includes (1) the individual; (2) the individual's spouse and former spouses; (3) any other natural person who is related to the individual or the individual's spouse within the second degree and (4) any other natural person who resides with such individual and (2) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least [five percent (5%)] of the outstanding voting power of a Person or equity securities or other equity interests representing at least [five percent (5%)] of the outstanding equity securities or equity interests in a Person.

       1.32. "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

       1.33. "Securities Act" - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

       1.34. "Seller" - as defined in the first paragraph of this Agreement.

       1.35. "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one (1) or more of its Subsidiaries; [when used without reference to a particular Person, "Subsidiary" means a Subsidiary of Seller].

       1.36. "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

       1.37. "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.     TRANSFER OF INTEREST; REIMBURSEMENT AMOUNT; CLOSING.

       2.1. Interest. In exchange for the transfer of Buyer's Stock, as set forth in Section 2.2, and subject to the terms and conditions of this Agreement, at the Closing, Seller will transfer the Interest to Buyer.

       2.2. Buyer's Stock. In exchange for the transfer of the Interest as set forth in Section 2.1, and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall transfer to Seller the Buyer's Stock.

       2.3. Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Morris, Manning & Martin, L.L.P., at 1600 Atlanta Financial

Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m. (local time) on November 15, 1998, or at such other time and place as the parties may agree. Except as otherwise provided in Section 9., failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3. will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

       2.4.  Closing Obligations. At the Closing:

             A. Seller will deliver to Buyer:

                (i) Certificates. Certificates or agreements representing the Interest, duly executed for transfer to Buyer;

                (ii) Opinion of Counsel. Buyer shall have received an opinion dated the Closing Date from _______________, counsel for Seller, substantially in the form of EXHIBIT A attached hereto;

                (iii) Good Standing Certificate. Seller shall have delivered to Buyer a certificate evidencing the good standing of Seller as of a recent practicable date;

                (iv) Certificate. A certificate substantially in the form of EXHIBIT B hereto, executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5.); and

                (v) Mutual Release. Seller shall have delivered to Buyer a mutual release, executed by Seller, substantially in the form of EXHIBIT C

             B. Buyer will deliver to Seller:

                (i) Certificates. Certificates representing Buyer's Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Seller;

                (ii) Certificate. A certificate in the form of EXHIBIT D hereto executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

                (iii) Mutual Release. Buyer shall have delivered to Seller a Mutual Release, executed by Buyer, substantially in the form of EXHIBIT C.

3.     REPRESENTATIONS AND WARRANTIES OF SELLER.

       Seller represents and warrants to Buyer as follows:

       3.1.  Organization and Good Standing.

             A. SCHEDULE 3.1 of the Disclosure Schedule contains a complete and accurate list of Seller's name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each member and the percentage held by each).

             Seller is a corporation duly organized, validly existing, and in good standing under the laws of Michigan, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.

             Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

             B. Seller has delivered to Buyer copies of the Organizational Documents of Seller, as currently in effect.

       3.2.  Authority; No Conflict.

             A. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the closing documents set forth in
Section 2.4A (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

             Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform his obligations under this Agreement and the Seller's Closing Documents.

             B. Except as set forth in SCHEDULE 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                (i) Contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of Seller or (2) any resolution adopted by the board of directors or the stockholders of Seller;

                (ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or Seller, or any of the assets owned or used by Seller, may be subject;

                (iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, Seller;

                (iv) Cause Buyer or Seller to become subject to, or to become liable for the payment of, any Tax;

                (v) Cause any of the assets owned by Seller to be reassessed or revalued by any taxing authority or other Governmental Body;

                (vi) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                (vii) Result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller.

       Except as set forth in SCHEDULE 3.2 of the Disclosure Schedule, Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

       3.3 Capitalization. Seller is and will be on the Closing Date the record and beneficial owners and holders of the Interest, free and clear of all Encumbrances.

       With the exception of the Interest (which is owned by Seller), all of the outstanding equity securities and other equity of Seller are owned of record and beneficially by Seller, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity of Seller.

       All of the outstanding equity of Seller have been duly authorized and validly dispursed and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity or other securities of Seller, including, but not limited to, options, warrants, convertible securities, redemption rights, registration rights and the like.

       None of the outstanding equity or other securities of Seller were issued in violation of the Securities Act or any other Legal Requirement.

       3.4. Financial Statements. Seller has delivered to Buyer, as set forth on SCHEDULE 3.4:

             A. Unaudited balance sheets of Seller as of December 31, 1997, and as of May 31, 1998, together with the related statements of income, changes in equity and cash flow (collectively, the "Financial Statements") for the periods referred to in such financial statements.

             B. The Financial Statements were prepared in accordance with this Agreement and with GAAP consistently applied.

       The Financial Statements and notes, if any, fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.

       No financial statements of any Person, other than Seller, are required by GAAP to be included in the Financial Statements of Seller.

       3.5. Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

       The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the members, the Boards of Directors, and committees of the Boards of Directors of Seller, and no meeting of any such members, Board of Directors, or committee has been held for and no material action has been taken at any meeting for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Seller.

       3.6. Title to Properties; Encumbrances. Seller owns (with good and marketable title in the case of real property, subject only to the Encumbrances permitted by this Section) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by Seller or reflected as owned in the books and records of Seller, including all of the properties and assets reflected in the Closing Date Financial Statements (except for assets held under capitalized leases disclosed or not required to be disclosed in SCHEDULE 3.6 of the Disclosure Schedule).

       All material properties and assets reflected in the Closing Date Financial Statements are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets:

             A. Mortgages or security interests shown on the Closing Date Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

             B. Liens for current taxes not yet due; and

             C. With respect to real property:

                (i) Minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Seller; and

                (ii) Zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

       All buildings, plants, and structures owned by Seller lie wholly within the boundaries of the real property owned by Seller and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. All property and assets of the Seller shall be in the possession and control of Seller at Closing, including but not limited to, all Facilities.

       3.7. No Undisclosed Liabilities. Except as set forth in SCHEDULE 3.7 of the Disclosure Schedule, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Closing Date Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

       3.8.  Taxes.

       Except as set forth on SCHEDULE 3.8 to the Disclosure Schedule, Seller has timely filed all tax returns and reports required to be filed by it, including, without limitation, all federal, state and local tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges which have become due or which are attributable to the conduct of Seller's business prior to Closing. Seller will continue to make adequate provision for all such taxes and other charges for all periods through the Closing Date.

       Except as set forth on SCHEDULE 3.8 to the Disclosure Schedule, Seller have no Knowledge of any tax deficiency proposed or threatened against Seller. There are no tax liens upon any property or assets of Seller.

       Except as set forth on SCHEDULE 3.8 to the Disclosure Schedule, Seller has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.

       Except as set forth on SCHEDULE 3.8 to the Disclosure Schedule, all taxes and other assessments and levies which Seller was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity.

       Except as set forth in SCHEDULE 3.8 to the Disclosure Schedule, the federal and state income tax returns and local returns, if any, of Seller have never been audited by the income tax authorities, nor are any such audits in process. Except as set forth in SCHEDULE 3.8, to the Disclosure Schedule there are no outstanding agreements or waivers extending the statute of limitations applicable to any federal or state income tax returns of Seller for any period.

       3.9. No Material Adverse Change. Since October 16, 1996, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

       3.10. Employee Benefits Matters.

             3.10.1 SCHEDULE 3.10.1 lists all plans, programs, and similar agreements, commitments or arrangements, whether oral or written, maintained by or on behalf of Seller or any other party that provide benefits or compensation to, or for the benefit of, current or former employees of Seller ("Plan" or "Plans"). Except as set forth on SCHEDULE 3.10.1 to the Disclosure Schedule only current and former employees of Seller participate in the Plans. Copies of all Plans and, to the extent applicable, all related trust agreements, actuarial reports, and valuations for the most recent year, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent year, all Internal Revenue Service determination letters, and any related documents requested by Buyer, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and all of the same are or will be true, correct and complete.

             3.10.2   With respect to each Plan to the extent applicable:

                      A. No litigation or administrative or other proceeding is pending or threatened involving such Plan;

                      B. To the Knowledge of Seller, such Plan has been administered and operated in substantial compliance with, and has been amended to comply with all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code;

                      C. Seller and its predecessors, if any, have made and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period following, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan;

                      D. Such Plan is fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof;

                      E. On the Closing Date such Plan will be fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the Closing Date, or adequate reserves will be set up on Seller's books and records, or paid-up insurance will be provided, therefor; and

                      F. Such Plan has been administrated and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the year prior hereto any increase in the liabilities of such Plan beyond increases typically experienced by employers similar to Seller.

       3.11. Compliance With Legal Requirements; Governmental Authorizations.

             A. Except as set forth in SCHEDULE 3.11 of the Disclosure Schedule:

                (i) Seller is, and at all times since October 16, 1996,, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) (1) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (2) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                (iii) Seller has not received, at any time since October 16, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or (2) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

             B. SCHEDULE 3.11 Except as set forth in SCHEDULE 3.11 of the Disclosure Schedule:


                (i) Seller is, and at all times since October 16, 1996, has been, in full compliance with all of the terms and requirements of any applicable Governmental Authorization;

                (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) (1) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any applicable Governmental Authorization or (2) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any applicable Governmental Authorization;

                (iii) Seller has not received, at any time since October 16, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (1) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                (iv) All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

       The Seller has obtained any Governmental Authorizations necessary to permit Seller to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Seller to own and use their assets in the manner in which they currently own and use such assets.

       3.12. Legal Proceedings; Orders.

             A. Except as set forth in SCHEDULE 3.12 of the Disclosure Schedule, there is no pending Proceeding:

                (i) That has been commenced by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

                (ii) That challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

       To the Knowledge of Seller, (i) no such Proceeding has been Threatened and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in SCHEDULE 3.12 of the Disclosure Schedule. The Proceedings listed in SCHEDULE 3.12 of the Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition, or prospects of Seller.

             B. Except as set forth in SCHEDULE 3.12 of the Disclosure Schedule:

                (i) There is no Order to which any of Seller, or any of the assets owned or used by Seller, is subject;

                (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, Seller; and

                (iii) No officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Seller.

             C. Except as set forth in SCHEDULE 3.12 of the Disclosure Schedule:

                (i) Seller is, and at all times since October 16, 1996, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject; and

               (iii) Seller has not received, at any time since October 16, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is or has been subject.

      3.13. Absence of Certain Changes and Events. Except as set forth in
Schedule 3.13 of the Disclosure Schedule, since October 16, 1996, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

            A. Change in Seller's ownership; grant of any option or right to purchase any Interest of Seller; issuance of any security convertible into such Interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any Interest; or declaration or payment of any dividend or other distribution or payment in respect of any Interest in Seller;

            B. Amendment to the Organizational Documents of Seller;

            C. Payment or increase by Seller of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            D. Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

            E. Damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller, taken as a whole;

            F. Entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least Five Thousand and No/100 Dollars ($5,000.00);

            G. Sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Software and Intangibles;

            H. Cancellation or waiver of any claims or rights with a value to Seller in excess of Five Thousand and No/100 Dollars ($5,000.00);

            I. Material change in the accounting methods used by Seller; or

            J. Agreement, whether oral or written, by Seller to do any of the foregoing.

      3.14. Contracts; No Defaults.

            A. Except as set forth in SCHEDULE 3.17(A) of the Disclosure
Schedule:

               (i) Seller (and no Related Person of Seller) has not or may not acquire any rights under, and Seller has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Seller; and

               (ii) To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (1) engage in or continue any conduct, activity, or practice relating to the business of Seller or (2) assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

            B. Except as set forth in SCHEDULE 3.17(B) of the Disclosure Schedule, each material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

            C. Except as set forth in SCHEDULE 3.17(C) of the Disclosure
Schedule:

               (i) Seller is, and at all times since October 16, 1996, has been, in full compliance with all applicable terms and requirements of each Contract under which such Seller has or had any obligation or liability or by which such Seller or any of the assets owned or used by such Seller is or was bound;

               (ii) Each other Person that has or had any obligation or liability under any Contract under which Seller has or had any rights is, and at all times since October 16, 1996, has been, in full compliance with all applicable terms and requirements of such Contract;

               (iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

               (iv) Seller has not given to or received from any other Person, at any time since October 16, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            F. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

            G. The Contracts relating to the sale, design, manufacture, or provision of products or services by Seller have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

      3.15. Insurance.

            A. Seller have delivered to Buyer:

               (i) True and complete copies of all policies of insurance to which Seller is a party or under which Seller, or any director of Seller, is or has been covered at any time within the two (2) years preceding the date of this Agreement;

               (ii) True and complete copies of all pending applications for policies of insurance; and

               (iii) Any statement by the auditor of Seller's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

            B. Except as set forth on SCHEDULE 3.15(B) of the Disclosure
Schedule:

               (i) All policies to which Seller is a party or that provide coverage to Seller, Seller, or any director or officer of an Seller:

                   (1) Are valid, outstanding, and enforceable;

                   (2) Taken together in the reasonable judgment of Seller, provide adequate insurance coverage for the assets and the operations of Seller for all risks to which Seller are normally exposed;

                   (3) Are sufficient for compliance with all Legal Requirements and Contracts to which Seller is a party or by which it is bound;

                   (4) Will continue in full force and effect following the consummation of the Contemplated Transactions; and

                   (5) Do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Seller.

               (ii) Neither Seller nor Seller has received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (iii) Seller has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which Seller is a party or that provides coverage to Seller or director thereof.

               (iv) Seller has given notice to the insurer of all claims that may be insured thereby.

      3.16. Environmental Matters. Except as set forth in SCHEDULE 3.16 of the Disclosure Schedule, at all times since October 16, 1996, Seller has obtained and is in compliance with all permits, licenses and other authorizations required to do business by Environmental Requirements. To each Seller's Knowledge, there are no conditions, circumstances, activities, practices, incidents, or actions (collectively, "Conditions") resulting from the conduct of its business which Conditions may reasonably form the basis of any claim or suit against Seller based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling by Seller, or the emission, discharge, release or threatened release by Seller into the environment, of any pollutant, contaminant, or hazardous or toxic materials, substances or wastes.

      3.17. Employee Matters.

      Except as set forth on SCHEDULE 3.17, at all times since October 16, 1996, Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

      Except as set forth on SCHEDULE 3.17, Seller is not liable for the payment of any compensation, Damages, taxes, fines, penalties, or other amounts, however, designated, for failure to comply with any of the foregoing Legal Requirements.

      3.18. Intellectual Property Rights of Seller.

            A. Definitions. As used in this Agreement, and in addition to any other terms defined in this Agreement, the following terms shall have the following meanings.

               (i) "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

               (ii) "Owned Software" means all Software owned by Seller, whether purchased from a third party, developed by or on behalf of Seller, currently under development or otherwise.

               (iii) "Customer Software" means all Software, other than the Owned Software, that is, directly or through Distributors, either (x) offered or provided to customers of Seller or (y) used by Seller to provide information or services to customers of Seller for a fee.

               (iv) "Seller Software" means the Owned Software and the Customer Software.

               (v) "Other Software" means all Software, other than Seller Software, that is licensed by Seller from third parties or otherwise used by Seller for any purpose whatsoever.

               (vi) "Intangible" means:

                    (1) Patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto;

                    (2) Trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for Registration thereof and all goodwill associated therewith;

                    (3) Copyrights, Registrations thereof and applications for Registration thereof;

                    (4) Maskworks, Registrations thereof and applications for Registration thereof;

                    (5) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes, ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

                    (6) Other proprietary rights;

                    (7) All income, royalties, Damages and payments due at Closing or thereafter with respect to the Owned Software, Customer Software, Other Software, or other Intangibles and all other rights thereunder including, without limitation, Damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof;

                    (8) All rights to use all of the foregoing forever; and

                    (9) All other rights in, to, and under the foregoing in all countries.

            B. Ownership and Right to License.

               (i) Except as set forth in SCHEDULE 3.18 of the Disclosure Schedule, to the Knowledge of the Seller, at all times since October 16, 1996, Seller has good and marketable title to the Owned Software and Intangibles attributable to the Owned Software, and have the full right to use all of the Customer Software and Other Software, and Intangibles attributable thereto, as used or required to operate Seller's businesses as currently conducted and as contemplated in the future in accordance with Seller's written business plans, free and clear of any liens, claims, charges or encumbrances which would affect the use of such Software in connection with the operation of Seller's business as currently conducted and as contemplated in the future in accordance with Seller's written business plans.

               (ii) To the Knowledge of Seller, no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Seller take any such action in their respective businesses as currently conducted and as contemplated in the future in accordance with Seller's written business plans.

               (iii) To the Knowledge of Seller, none of the Software or Intangibles or their respective past or current uses by or through Seller have violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To the knowledge of Seller, Seller has adequately maintained all trade secrets and copyrights with respect to such Software.

      To the Knowledge of Seller, Seller has performed all obligations imposed upon them with regard to the Customer Software and Other Software which are required to be performed by them on or prior to the date hereof, and Seller nor, to the Knowledge of Seller, any other party, is in breach of or default thereunder in any respect, nor to the Seller's Knowledge is there any event which with notice or lapse of time or both would constitute a default thereunder.

      3.19. Certain Payments. Since October 16, 1996,, neither Seller nor any director, officer, agent, or employee of Seller, nor to Seller's Knowledge any other Person associated with or acting for or on behalf of Seller, has directly or indirectly:

            A. Made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any affiliate of Seller or (iv) in violation of any Legal Requirement.

            B. Established or maintained any fund or asset that has not been recorded in the books and records of Seller.

      3.20. Disclosure.

            A. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            B. No notice given pursuant to Section 5.5. will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

            C. There is no fact known to Seller that has specific application to Seller or Seller (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Seller (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

      3.21. Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      3.22. Fairness Opinion. The Board of Directors of Seller has received the opinion of ____________, dated as of the Closing Date, to the effect that, as of the date of such opinion, the terms of the Contemplated Transactions are fair, from a financial point of view, to Seller's shareholders.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer represents and warrants to Seller as follows:

      4.1.  Organization and Good Standing. Buyer is a Texas corporation.

      4.2. Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the closing documents set forth in
Section 2.5.B (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

      4.3. Investment Intent. Buyer is acquiring the Interest for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.4. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5. Brokers or Finders. Buyer and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.    COVENANTS OF SELLER PRIOR TO CLOSING DATE.

      5.1. Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause Seller and its Representatives to:

            A. Afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to Seller's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data;

            B. Furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and

            C. Furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

      5.2. Operation of the Business of Seller. Between the date of this Agreement and the Closing Date, Seller will:

            A. Conduct the business of Seller only in the Ordinary Course of Business;

            B. Use its Best Efforts to preserve intact the current business organization of Seller, keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller;

            C. Confer with Buyer concerning operational matters of a material nature; and

            D. Otherwise report periodically to Buyer concerning the status of the business, operations, and finances of Seller.

      5.3. Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.13. is likely to occur.

      5.4. Required Approvals. As promptly as practicable after the date of this Agreement, Seller will, and will cause Seller to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will, and will cause Seller to:

            A. Cooperate with Buyer with respect to all filings that Buyer reasonably elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B. Cooperate with Buyer in obtaining all required Consents.

      5.5. Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

      Should any such fact or condition require any change in the Disclosure
Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5. or of the occurrence of any event that may make the satisfaction of the conditions in Section 7. impossible or unlikely.

      5.6. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9., Seller will not, and will cause its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Seller, or any of the Interest of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

      5.7. Bank Account Signature Authority. Seller shall cause David Aksoy and Scott Schuster to have signing authority on all accounts.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE.

      6.1. Approvals of Governmental Bodies/Third Party Consents. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related

Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.

      Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to:

            A. Cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions; and

            B. Cooperate with Seller in obtaining all consents identified in
SCHEDULE 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

      Buyer's obligation to purchase the Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1.  Accuracy of Representations.

            A. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

            B. Each of Seller's representations and warranties in Article 3. must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

      7.2.  Seller's Performance.

            A. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

            B. Each document required to be delivered pursuant to Section 2.4. must have been delivered, and each of the other covenants and obligations in
Section 5. must have been performed and complied with in all respects.

            C. The results of any investigation performed by Buyer in connection with Section 5.1. shall be satisfactory to Buyer in its sole discretion.

      7.3. Consents. Each of the Consents identified in SCHEDULE 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

      7.4. Additional Documents. Seller shall deliver such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties; (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by such Seller; (iii) evidencing the satisfaction of any condition referred to in this Section 7. or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      7.5. No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

      7.6. No Claim Regarding Interest Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any ownership Interest of Seller, (ii) is entitled to all or any portion of the Purchase Price payable for the Interest.

      7.7. No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

      7.8. Employment Agreement. On or before the Closing Date, Randy Trotel & Terry Kariotoglou shall have entered into an employment agreement with Seller.

8.    CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

      Seller's obligation to sell the Interest and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1. Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2.  Buyer's Performance.

            A. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

            B. Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5.

      8.3. Consents. Each of the Consents identified in SCHEDULE 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

      8.4. Additional Documents. Buyer must have caused the following documents to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 2.5.A.(iii); (ii) evidencing the accuracy of any representation or warranty of Buyer; (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; (iv) evidencing the satisfaction of any condition referred to in this Section 8. or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

      8.5. No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Interest by Seller to Buyer and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.    TERMINATION.

      9.1.  Termination Events.

      This Agreement may, by notice given prior to or at the Closing, be terminated:

            A. By either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

            B. (i) By Buyer if any of the conditions in Section 7. have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

               (ii) By Seller, if any of the conditions in Section 8. have not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

            C. By mutual consent of Buyer and Seller; or

            D. By either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 15, 1998, or such later date as the parties may agree upon.

      9.2.  EFFECT OF TERMINATION. Each party's right of termination under
Section 9.1. is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1., all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1. and 12.3. will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one (1) or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.   INDEMNIFICATION; REMEDIES.

      10.1. AGREEMENT BY SELLER TO INDEMNIFY. Seller (the "Seller Indemnifying Party"), agrees that they will indemnify and hold Buyer harmless in respect of the aggregate of all indemnifiable Damages of Buyer.

      For this purpose, "indemnifiable Damages" of Buyer means the aggregate of all Damages incurred or suffered by Buyer resulting from:

            A. Any inaccurate representation or warranty made by Seller in or pursuant to this Agreement;

            B. Any default in the performance of any of the covenants or agreements made by Seller in this Agreement; or

            C. The failure of any Seller to pay, discharge or perform any liability or obligation of Seller or of Seller resulting from the operation of Seller's business prior to the Closing Date.

      Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable Damages", Buyer shall have the right to be put in the same financial position as it would have been had each of the representations and warranties of Seller been true and correct and had each of the covenants of Seller been performed in full.

      The amount of any indemnifiable Damages otherwise payable to Buyer hereunder shall be reduced if the indemnifiable Damages incurred by Buyer will provide Buyer with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Buyer as a result of such deductions or credits, discounted to its present value as of the date of the payment of the indemnifiable Damages from the date such indemnifiable Damages were incurred by Buyer at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

      The foregoing obligation of Seller Indemnifying Party to indemnify Buyer shall be subject to each of the following principles or qualifications:

            1. Each of the representations and warranties made by Seller in this Agreement or pursuant hereto, shall survive for a period of one (1) year after the Closing; provided, however, that the representations and warranties made by Seller to the extent they relate to Seller's title to the Interest shall survive forever and that the representations and warranties made by Seller and Shareholder in Section 3.8. hereof ("Taxes") shall in each case survive until the first (1st) anniversary of the later of:

               A. The date on which applicable period of limitation on assessment or refund of tax has expired; or

               B. The date on which the applicable taxable year (or portion thereof) has been closed.

      No claim for the recovery of indemnifiable Damages may be asserted by Buyer against Seller Indemnifying Party or their successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

      10.2. AGREEMENTS BY BUYER TO INDEMNIFY. Buyer (the "Buyer Indemnifying Party"), agrees to indemnify and hold Seller (the "Seller Indemnified Party") harmless in respect of the aggregate of all indemnifiable Damages of any of Seller Indemnified Parties.

      For this purpose, "indemnifiable Damages" of the of Seller Indemnified Party means the aggregate of all Damages incurred or suffered by the Seller Indemnified Party resulting from:

            A. Any inaccurate representation or warranty made by Buyer or pursuant to this Agreement; or

            B. Any default in the performance of any of the covenants or agreements made by Buyer in this Agreement.

      Without limiting the generality of the foregoing, with respect to the measurement of "indemnifiable Damages", the Seller Indemnified Party shall have the right to be put in the same financial position as they would have been had each of the representations and warranties of Buyer Indemnifying Party been true and correct and had each of the covenants of Buyer Indemnifying Party been performed in full.

      The amount of any indemnifiable Damages otherwise payable to any Seller Indemnified Party hereunder shall be reduced if the indemnifiable Damages incurred by Seller Indemnified Party will provide such Party with income tax deductions or credits. The amount of the reduction shall be the amount of the actual cash tax savings realized by Seller Indemnified Party as a result of such deductions or credits discounted to its present value as of the date of the payment of the indemnifiable Damages from the date such indemnifiable Damages were incurred by Seller Indemnified Party at the rate of interest charged on such date by the Internal Revenue Service on underpayment of taxes.

      The foregoing obligation of Buyer Indemnifying Party to indemnify Seller Indemnified Party shall be subject to each of the following principles or qualifications:

            10.2.1. Each of the representations and warranties made by Buyer in
Article 4 of this Agreement shall survive for a period of one (1) year after the Closing Date, and thereafter all such representations and warranties shall be extinguished.

      No claim for the recovery of indemnifiable Damages pursuant to clause (i) of Section 10.2. may be asserted by Seller Indemnified Party against Buyer Indemnifying Party or its successors in interest after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

      10.3. Matters Involving Third Parties. If any third party shall notify Buyer or Seller (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10., then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is Damaged.

       If any Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then:

            A. The Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice satisfactory to the Indemnified Party;

            B. The Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes that the counsel the Indemnifying Party has selected has a conflict of interest);

            C. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and

            D. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

      If no Indemnifying Party notifies the Indemnified Party within fifteen
(15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

11.   POST-CLOSING AGREEMENTS.

      11.1. Consistency in Reporting. Each party hereto agrees that: (i) the transaction is intended to qualify as a tax-free transaction under the I.R.C.;
(ii) the transaction shall be reported for Federal income tax purposes as a tax-free transaction; (iii) for purposes of all financial statements, tax returns and reports, and communications with third parties, the transactions contemplated in this agreement and ancillary or collateral transactions will be treated as a tax-free transaction; and (iv) if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was with the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

      11.2. Funding of Seller by Buyer. Buyer agrees to fund Seller in the manner set forth in the "THC Twelve (12) Month Budget commencing December 1, 1998," a copy of which is attached hereto as EXHIBIT F. Buyer will provide receivable financing of up to seventy-five percent (75) for approved, creditworthy, accounts (as evidenced by the lenders and lending institution, based upon the reasonable and necessary standards of the industry). Accounts deemed to be non-creditworthy will be reviewed by Buyer and Seller, on an individual basis in an attempt to find alternative financing. Should said review find the account(s) to be non-financeable, the account(s) would be rejected by Seller and not be considered as revenue.

      11.3. Performance of Seller. Seller asserts that the "THC Twelve (12) month Budget" (EXHIBIT F) is sound and that the projected revenues and profits are reasonable and will be attained. Based on the limited operating history of THC, monthly performance reviews will be conducted by Buyer and should Seller fail to achieve at least eighty-five percent (85%) of the revenues and profits, cumulative year to date as projected per EXHIBIT F, notwithstanding that the foregoing would constitute a breach of this agreement, changes and adjustments may be implemented by Buyer to reduce Seller's funding requirements and Buyer's capital exposure.

      11.4. Remedies for Breach of Agreement by Buyer. Should Buyer breach any term or condition of this Section, the following shall, at the option of Seller, occur:

             A. Buyer shall execute a stock swap with the former members of Seller, whereby such members shall return all Buyer Stock to Buyer, and shall receive one hundred percent (100%) of that Interest, of Seller. Buyer shall guarantee that Seller shall be returned to the Shareholders in the same or greater net worth determined in accordance with standard account principles, as of the date of Buyer's acquisition of Seller. Any deficiency shall be funded by Buyer as a capital contribution to Seller.

             B. These remedies shall not be exclusive.

      11.5. Remedies for Breach of Agreement by Seller. Should Seller breach any term or condition of this Section, the following shall, at the option of Buyer, occur:

             A. Seller and the former members of Seller shall execute a stock swap with Buyer, whereby such members shall return all Buyer Stock to Buyer, and shall receive one hundred percent (100%) of the Interest, of Seller. Buyer shall not guarantee that Seller shall be returned to the members in the same or greater net worth determined in accordance with standard accounting principles, as of the date of Buyer's acquisition of Seller. Any outstanding notes or unpaid loans to Seller by Buyer, unless otherwise agreed upon by both parties, will immediately become due and payable.

             B. These remedies shall not be exclusive.

12.   GENERAL PROVISIONS.

      12.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

      Seller will cause Seller not to incur any out-of-pocket expenses in connection with the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      12.2. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause Seller to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

      Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, and suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

      12.3. Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Seller to maintain in confidence, and not use to the detriment of another party or an Seller any written, oral, or other information obtained in confidence from another party or an Seller in connection with this Agreement or the Contemplated Transactions, unless:


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

             A. Such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

             B. The use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

             C. The furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

      If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer's request cause Seller to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of Seller.

      12.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

             Seller:

                     Troxtel Holding Corporation d/b/a Temporary Help Connection

             With a copy to:

             Buyer:                    CONCAP, Inc.
                                       3700 Crestwood Parkway
                                       Suite 1000
                                       Duluth, GA  30096

             With a copy to:           Morris, Manning & Martin, L.L.P.
                                       1600 Atlanta Financial Center
                                       3343 Peachtree Road, N.E.
                                       Atlanta, Georgia 30326-1044
                                       Attention:  Bryan G. Harrison, Esq.
                                       Telecopy No.:  (404) 365-9532


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      12.5.  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, County of DeKalb, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      12.6. Further Assurances. The parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      12.7. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

      To the maximum extent permitted by applicable law:

             A. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

             B. No waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

             C. No notice to or demand on one (1) party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.8. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated September 14,
1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      12.9.  Disclosure Schedule.


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

             A. The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

             B. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      12.10. Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

      Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      12.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      12.12. Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      12.13. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      12.14. Governing Law. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

      12.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


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

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                       SELLER:



By:
   ---------------------------               ------------------------------

Title:                                       Title:
      ------------------------                     ------------------------

Date:                                        Date:
     -------------------------                    -------------------------

                                    SCHEDULES

                                    EXHIBITS

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F


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